                           STOCK PURCHASE AGREEMENT

                                    between

           BELL ATLANTIC ENTERPRISES INTERNATIONAL, INC., as Seller,

                                      and

                           FERRELLGAS, INC., as Buyer

                         Dated as of September 30, 1994

                               TABLE OF CONTENTS


                                                          PAGE
                                                          ----
ARTICLE 1  CERTAIN DEFINITIONS..........................   1

ARTICLE 2  PURCHASE OF THE SHARES; PURCHASE PRICE; AND
           CLOSING......................................   3
      2.1  Purchase of the Shares.......................   3
      2.2  Purchase Price                                  4
      2.3  Closing......................................   4
      2.4  Purchase Price Adjustment....................   4

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF VER AND
           SELLER.......................................   6
      3.1  Capacity of Seller...........................   6
      3.2  Validity and Execution of Agreement..........   6
      3.3  Governmental Consents........................   6
      3.4  Capacity of VER and the Subsidiaries.........   6
      3.5  Capitalization of VER; Title to the Shares...   7
      3.6  Capitalization of the Subsidiaries...........   7
      3.7  Other Subsidiaries...........................   7
      3.8  No Conflict..................................   8
      3.9  Financial Statements.........................   8
     3.10  Absence of Undisclosed Liabilities...........   8
     3.11  Absence of Certain Changes...................   9
     3.12  Real Estate..................................   9
     3.13  Inventory....................................   9
     3.14  Registrations................................   9
     3.15  Accounts Receivable..........................  10
     3.16  Litigation...................................  10
     3.17  Material Contracts...........................  10
     3.18  ERISA and Related Employee Benefit Matters...  11
     3.19  Broker's or Finder's Fees....................  14
     3.20  Insurance....................................  14
     3.21  Physical Plant; Liens........................  14
     3.22  Tax Matters..................................  14
     3.23  Compliance with Law..........................  17
     3.24  Intellectual Property........................  18
     3.25  Products Liability...........................  18
     3.26  Environmental................................  18
     3.27  Capital Expenditures.........................  19
     3.28  Dealings with Affiliates.....................  19
     3.29  Bank Accounts................................  20

                                       i

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER......  20
      4.1  Capacity of Buyer............................  20
      4.2  Validity and Execution of Agreement..........  20
      4.3  No Conflict..................................  20
      4.4  Broker's or Finder's Fees....................  21
      4.5  Purchase for Investment......................  21
      4.6  Litigation...................................  21
      4.7  Financing....................................  21
      4.8  Solvency of VER..............................  21

ARTICLE 5  ACTIONS BEFORE THE CLOSING DATE..............  22
      5.1  HSR Act Compliance...........................  22
      5.2  Conduct of Business..........................  22
      5.3  Access to VER and the Subsidiaries...........  24
      5.4  No Public Announcement.......................  24
      5.5  Consents.....................................  24
      5.6  No Shopping..................................  24
      5.7  Duty to Advise Seller........................  25
      5.8  Tank Verification............................  25
      5.9  Fulfillment of Conditions....................  25

ARTICLE 6  ACTIONS AFTER THE CLOSING DATE...............  25
      6.1  Further Assurances...........................  25
      6.2  Access to Books and Records; Record Retention  25
      6.3  No Securities Law Violation..................  26
      6.4  Liabilities and Other Obligations............  26
      6.5  Tank Verification............................  26
      6.6  Employee Benefit Matters.....................  27
      6.7  Insurance....................................  27

ARTICLE 7  CONDITIONS TO OBLIGATION TO CLOSE............  27
      7.1  Obligations of Buyer and Seller..............  27
      7.2  Obligations of Buyer.........................  27
      7.3  Obligations of Seller........................  29

ARTICLE 8  TERMINATION AND REMEDIES.....................  30
      8.1  Termination..................................  30
      8.2  Remedies.....................................  30

ARTICLE 9  GENERAL SURVIVAL AND INDEMNIFICATION.........  31
      9.1  Survival of Representations..................  31
      9.2  Indemnification by Seller....................  32
      9.3  Indemnification by Buyer.....................  32
      9.4  Recoveries...................................  33
      9.5  Claims.......................................  33
      9.6  Limitations on Indemnification...............  35
      9.7  Indemnification as Exclusive Remedy..........  35


ARTICLE 10  TAX MATTERS.................................  36
      10.1  Consolidated Returns........................  36
      10.2  Liability for Taxes.........................  36
      10.3  Indemnification for Taxes...................  37
      10.4  Tax Returns.................................  38
      10.5  Tax Allocation Arrangements.................  39
      10.6  Tax Proceedings.............................  39
      10.7  Cooperation and Exchange of Information.....  40
      10.8  Survival....................................  41
      10.9  Conflict....................................  41
     10.10  Treatment of Indemnity Payments.............  41

ARTICLE 11  GENERAL PROVISIONS..........................  41
      11.1  Expenses....................................  41
      11.2  Execution in Counterparts; Binding Effect...  41
      11.3  Disclaimer..................................  41
      11.4  Confidentiality.............................  42
      11.5  Covenant Not To Compete.....................  42
      11.6  Governing Law...............................  43
      11.7  Consent to Jurisdiction.....................  43
      11.8  Notices.....................................  44
      11.9  Titles and Headings.........................  45
     11.10  Successors and Assigns; Beneficiaries.......  45
     11.11  Entire Agreement............................  46
     11.12  Waivers and Amendments......................  46
     11.13  Severability................................  46
     11.14  Counterparts................................  47

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 30th day of September, 1994, by and between BELL ATLANTIC ENTERPRISES INTERNATIONAL, INC., a Delaware corporation ("Seller"), and FERRELLGAS, INC., a Delaware corporation ("Buyer").

                                   BACKGROUND

          Seller owns all of the issued and outstanding capital stock ("Shares") of Vision Energy Resources, Inc., a Delaware corporation ("VER"). VER is a holding company whose principal assets consist of shares of capital stock of the Direct Subsidiaries (hereinafter defined). VER was previously a wholly-owned subsidiary of Metro Mobile CTS, Inc. and became a wholly-owned subsidiary of Seller immediately after Metro Mobile CTS, Inc. was merged with Bell Atlantic Investments, Inc., a Delaware corporation and the direct parent of Seller, on April 30, 1992. Seller now desires to sell the Shares and Buyer desires to purchase the Shares on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and other agreements set forth herein, intending to be legally bound, the parties hereby agree as follows:


                                   ARTICLE 1
                              CERTAIN DEFINITIONS

            1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

          (a) "Affiliate" shall mean "affiliate" as such term is defined in and within the meaning of Rule 405 of the Securities Act of 1933, as amended.

          (b) "Agreement" shall mean collectively this "Stock Purchase Agreement", the Disclosure Schedule, and the confidentiality agreement referred to in Section 11.4 hereof.

          (c) "Bank" shall mean Bank of America National Trust and Savings Association.

          (d) "Business Day" shall mean any day other than a day on which banks are authorized or required to be closed by law in Philadelphia, Pennsylvania.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (f) "Direct Subsidiary(ies)" shall mean Power Fuels, Inc., a North Dakota corporation, Vision Energy Minnesota,

Inc., a Minnesota corporation, Vision Energy North Dakota, Inc., a North Dakota corporation, Vision Energy Wisconsin, Inc., an Iowa corporation, and Werner's Inc., a Minnesota corporation, in the plural and any of them in the singular.

          (g) "Disclosure Schedule" shall mean the letter of even date herewith from Seller to Buyer containing various disclosures with respect to VER and the Subsidiaries, and certain exceptions to the representations and warranties of Seller set forth in this Agreement.

          (h) "GAAP" shall mean generally accepted accounting principles in effect in the United States as of the date of, or for the period covered by, each consolidated financial statement of VER and the Subsidiaries to which this Agreement refers, and the requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

          (i) "Governmental Authority" shall mean any local, state, federal or foreign governmental or regulatory authority, body or agency or the staff thereof.

          (j) "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder from time to time.

          (k) "Indirect Subsidiary(ies)" shall mean Vision Energy of Florida, Inc., a Florida corporation, and Southern Gas Company, a Florida corporation, in the plural and either of them in the singular.

          (l) "Knowledge of Seller" and "best of Seller's knowledge" and "to the best knowledge of Seller", or words to that effect, shall mean the knowledge, after due inquiry, of any of the following officers and employees of Seller and its Affiliates: James H. Brenneman and Dermott O. Murphy; "knowledge of VER" and "best of VER's knowledge" and "to the best of VER's knowledge", or words to that effect, shall mean the knowledge, after due inquiry, of any of the officers of VER and the Subsidiaries with substantial operational or compliance responsibilities.

          (m) "Laws" shall mean all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

          (n) "Lien(s)" shall mean any lien, pledge, mortgage, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, or any encumbrance.

          (o) "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), financial condition or business prospects of VER and the Subsidiaries, taken as a whole, or of any thereof as may be specifically provided in this Agreement. Seller may, however, at its option, include in the Disclosure Schedule or elsewhere items which would not have a Material Adverse Effect within the meaning of this subsection 1.1(o) in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgment by Seller that such items would have a Material Adverse Effect, or to define further the meaning of such term for purposes of this Agreement.

          (p) "Net Working Capital" shall have the meaning set forth in Annex 1.1(p) hereto.

          (q) "Subsidiary(ies)" shall mean the Direct Subsidiaries and the Indirect Subsidiaries in the plural and any one of them in the singular.

          (r) "Tax" or "Taxes" shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees or assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable Law or assessed, charged or imposed by any Governmental Authority, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or imposed.

          (s) "Treasury Regulation" shall mean a regulation issued by the Treasury Department pursuant to the Code and in effect or proposed as of December 31, 1993, and any successor thereto.


                                   ARTICLE 2
              PURCHASE OF THE SHARES; PURCHASE PRICE; AND CLOSING

          2.1 Purchase of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined) Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the Shares.

          2.2 Purchase Price. The consideration for the Shares shall be $45.0 million, subject to adjustment after Closing pursuant to Sections 2.4 and
6.5 hereof ("Purchase Price"). Buyer will pay the amount of $45.0 million to Seller at the Closing by bank wire transfer in immediately available funds to one or more accounts, all as designated in writing by Seller to Buyer not less than three (3) Business Days before the Closing Date (hereinafter defined).

          2.3 Closing. The consummation of the purchase and sale of the Shares ("Closing") shall be held at 10:00 a.m. (local time) on the later to occur of November 1, 1994 (subject to the satisfaction of the conditions set forth in Article 7) or the fifth Business Day after all conditions to the respective obligations of the parties set forth in Article 7 hereof (other than those that are intended to be satisfied only at the Closing) have been satisfied, at the offices of Seller, 1717 Arch Street, Philadelphia, Pennsylvania, or at such other time, date and place as shall be mutually agreed upon by the parties (such date and time being referred to herein as the "Closing Date"). Each party hereto agrees to use its best efforts promptly to satisfy the conditions to Closing to be satisfied by it in order to expedite the Closing.

            2.4     Purchase Price Adjustment.

          (a) As soon as practicable after the Closing, but in no event later than sixty (60) days after the Closing, Buyer shall cause to be prepared and delivered to Seller an unaudited consolidated balance sheet of VER and the Subsidiaries as of the Closing Date, without giving effect to the consummation of the transactions contemplated hereby (other than satisfaction of the indebtedness of VER and the Subsidiaries to Bell Atlantic Financial Services, Inc.) and any financing of such transactions arranged by Buyer ("Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, consistent with the application thereof in the preparation of the Balance Sheets (as defined in Section 3.9 hereof).

          (b) Subject to the remainder of this subsection (b), within forty (40) Business Days after delivery to Seller of the Closing Date Balance Sheet, whichever of the following is applicable shall occur: (i) if Net Working Capital as shown by the Closing Date Balance Sheet exceeds the Target Amount (hereinafter defined), Buyer shall pay to Seller in immediately available funds a sum equal to the amount, if any, by which Net Working Capital as shown by the Closing Date Balance Sheet exceeds the sum of the Target Amount and the Margin Amount (hereinafter defined), with interest thereon as hereinafter described, or
(ii) if the Target Amount exceeds Net Working Capital as shown by the Closing Date Balance Sheet, Seller shall pay to Buyer in immediately available funds a sum equal to the amount, if any, by which Net Working Capital as shown by the Closing Date Balance Sheet is less than the difference between the Target Amount and the Margin Amount, with interest thereon as hereinafter described.
In either case, the amount due shall include interest on such excess or deficiency for the period from the Closing Date to the date of payment calculated at the rate per annum, compounded semiannually, equal to the rate of interest announced by Bank as its prime rate or base rate in effect on the Closing Date. If Seller in good faith disagrees with any amounts reflected in the Closing Date Balance Sheet, then Seller shall deliver notice of such disagreement ("Notice of Disagreement") to Buyer within thirty (30) Business Days after delivery of the Closing Date Balance Sheet to Seller, which Notice of Disagreement shall set forth in reasonable detail the basis for Buyer's disagreement and Seller's calculation of Net Working Capital. If Seller has not delivered to Buyer a Notice of Disagreement by the day specified in the next preceding sentence, then the Closing Date Balance Sheet shall be final and binding upon Seller and Buyer as of the next following day. Upon delivery of a Notice of Disagreement, payment of any amount payable by Seller or Buyer pursuant to the first sentence of this subsection (b) shall be delayed, with interest accruing thereon as stated above, until all disagreements between Seller and Buyer relating to the Closing Date Balance Sheet have been resolved as provided in this subsection (b), and upon such resolution such payment shall be made by Seller or Buyer, as the case may be, within five (5) Business Days thereafter. If Seller delivers a Notice of Disagreement to Buyer, Seller and Buyer shall attempt to resolve all disagreements between them relating to the Closing Date Balance Sheet, but if they are not able to do so within thirty (30) Business Days after the date of delivery of the Notice of Disagreement, then within five (5) Business Days thereafter Seller and Buyer shall select a nationally recognized accounting firm with no material relationship with Buyer, Seller or any of their Affiliates ("Accounting Referee") and mutually acceptable to Buyer and Seller to determine, as between either Buyer's calculation or Seller's calculation of Net Working Capital, which is more nearly correct and to establish such calculation as the calculation for purposes of the Purchase Price adjustment herein. The Accounting Referee must choose either Seller's calculation or Buyer's calculation of Net Working Capital. Within sixty (60) days after Buyer and Seller select the Accounting Referee, the Accounting Referee shall deliver its written determination to Buyer and Seller, which determination, absent bad faith or manifest fraud, shall be final, binding and conclusive upon Seller and Buyer. The scope of the Accounting Referee's engagement shall not require an audit of the Closing Date Balance Sheet and shall be limited to resolution of those items of disagreement that are set forth in the Notice of Disagreement and that Seller and Buyer have not previously resolved, but only as they affect the calculation of Net Working Capital. The fees, costs and expenses of the Accounting Referee, if any, will be shared equally by Seller and Buyer.

                    (c) As used in this Section 2.4, the following terms shall have the meanings set forth below.

                         (i) "Target Amount" shall mean an amount equal to
$4,528,000.

                         (ii) "Margin Amount" shall mean $450,000.


                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF VER AND SELLER

            Seller represents and warrants to Buyer, effective as of the date hereof, as follows:

          3.1 Capacity of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement is within its corporate power and has been duly authorized by all necessary corporate action on the part of Seller.

          3.2 Validity and Execution of Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          3.3 Governmental Consents. Except (i) for applicable requirements of the HSR Act, (ii) any consent, action or filing required solely because of Buyer's participation in the transactions contemplated hereby and
(iii) as otherwise disclosed in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller does not require any consent from, action by or in respect of, or filing with, any court, arbitrator or Governmental Authority, except for such filings as are ordinarily made and such consents as are ordinarily obtained following the Closing Date in the usual course of business.

          3.4 Capacity of VER and the Subsidiaries. VER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of VER and the Subsidiaries has all requisite corporate power to own its properties and carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary. The jurisdictions where each of VER and the Subsidiaries is so qualified are set forth in Section
3.4 of the Disclosure Schedule. Complete and correct copies of the Certificates of Incorporation and By-Laws, each as amended to the date hereof, for each of VER and the Subsidiaries have been made available to Buyer.

          3.5 Capitalization of VER; Title to the Shares. The authorized capital stock of VER consists of 1,000 shares of common stock, $1.00 par value per share, of which 100 shares, constituting the Shares, are issued and outstanding. The Shares have been validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of stockholders. The Shares are owned on the date of this Agreement beneficially and of record by Seller and will be owned beneficially and of record on the Closing Date by Seller, free and clear of any Liens. No options, warrants or other rights to acquire, sell or issue shares of capital stock of VER, whether upon conversion of other securities or otherwise, are outstanding. The transfer and delivery of the Shares by Seller to Buyer as contemplated by this Agreement will transfer good and marketable title to the Shares to Buyer, free and clear of all Liens, except for any Liens created or permitted to exist by or on behalf of Buyer.

          3.6 Capitalization of the Subsidiaries. The authorized capital stock of the Subsidiaries is as set forth in Section 3.6 of the Disclosure Schedule. All of the issued and outstanding shares of capital stock of each of the Subsidiaries have been validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of stockholders. The issued and outstanding shares of capital stock of each of the Direct Subsidiaries are owned on the date of this Agreement beneficially and of record by VER and will be owned on the Closing Date beneficially and of record by VER free and clear of any Liens. All of the issued and outstanding capital stock of the Indirect Subsidiaries are owned beneficially and of record on the date of this Agreement as described in Section 3.6 of the Disclosure Schedule and will be so owned on the Closing Date free and clear of any Liens. No options, warrants or other rights to acquire, sell or issue shares of capital stock of any of the Subsidiaries, whether upon conversion of other securities or otherwise, are outstanding.

          3.7 Other Subsidiaries. Except for VER's ownership of the capital stock of the Direct Subsidiaries and certain Direct Subsidiaries' ownership of capital stock of the Indirect Subsidiaries, neither VER nor any Subsidiary, either directly or indirectly, owns an equity interest in any other corporation, partnership or other entity. Except for the Subsidiaries, VER has no Affiliate whose liabilities or obligations will be assumed by Buyer.

          3.8 No Conflict. Except as set forth in Section 3.8 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Seller of the transactions contemplated herein will (i) violate or conflict with any of the provisions of the certificates of Incorporation or By-Laws of Seller, VER or the Subsidiaries; (ii) violate or constitute a default, or require notice and/or consent, under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument required to be set forth in Sections 3.12 or 3.17 of the Disclosure Schedule, or any order, judgment or ruling of any court, arbitrator or Governmental Authority to which Seller, VER or any Subsidiary is a party or by which any of their property is bound; (iii) result in the creation of any Lien upon the Shares or any of the assets of VER or any Subsidiary; or (iv) assuming compliance with the laws and requirements described in Section 3.3 hereof and
Section 3.3 of the Disclosure Schedule, violate any provision of any Laws applicable to VER or any Subsidiary. This Section 3.8 relates only to the sale of the Shares by Seller to Buyer and does not relate to any merger, consolidation or other transaction with respect to VER or any of the Subsidiaries which Buyer might contemplate, or which might otherwise occur after completion of the Closing.

          3.9 Financial Statements. Complete copies of (i) the unaudited consolidated balance sheets of VER and the Subsidiaries as of June 30, 1994, and December 31, 1993 ("Balance Sheets"), and (ii) the unaudited consolidated statements of income of VER and the Subsidiaries for the six (6) months ended June 30, 1994, and the year ended December 31, 1993 ("Income Statements") have been made available to Buyer by Seller. Except as disclosed in the Balance Sheets, the Income Statements, Section 3.9 of the Disclosure Schedule or this
Section 3.9, (i) the Balance Sheets and the Income Statements have been prepared by Seller in accordance with GAAP except for the requirements thereof for footnote disclosure as of their respective dates, (ii) the Balance Sheets fairly present, in all material respects, the consolidated financial position of VER and the Subsidiaries in accordance with GAAP except for the requirements thereof for footnote disclosure, and (iii) the Income Statements fairly present, in all material respects, the consolidated results of operations of VER and the Subsidiaries in accordance with GAAP except for the requirements thereof for footnote disclosure for the respective periods presented in the Income Statements (except that the Income Statement for the six-month period ended June 30, 1994, is subject to normal recurring audit adjustments, which would not in the aggregate be material).

          3.10 Absence of Undisclosed Liabilities. Except as (i) reflected elsewhere in this Agreement, (ii) shown in Section 3.10 of the Disclosure Schedule or (iii) reflected in the Balance Sheets, neither VER nor any of the Subsidiaries has any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, of a type and nature that would be required to be reported, reflected or reserved for in a consolidated balance sheet of VER and the Subsidiaries prepared in accordance with GAAP.

          3.11      Absence of Certain Changes.  Except as set forth in Section
3.11 of the Disclosure Schedule, since June 30, 1994, there has not been (a) any material adverse change in the business, prospects, financial condition, earnings or operations of business of VER and the Subsidiaries taken as a whole;
(b) any damage, destruction or loss (other than ordinary wear and loss), whether covered by insurance or not, material to the properties of VER and the Subsidiaries taken as a whole; (c) any declaration, setting aside or payment of any dividend whether in cash, stock or property with respect to VER's capital stock, or any redemption or other acquisition of such stock by VER; (d) except as consistent with past practice, any increase in the compensation payable or to become payable by VER or any of the Subsidiaries to its employees or any adoption or amendment of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees; (e) any entry by VER or any of the Subsidiaries into any material commitment or transaction, including, without limitation, any borrowing or capital expenditure other than in accordance with the Schedule of Capital Expenditures in Section 3.27 of the Disclosure Schedule; (f) any change by VER in accounting methods, practices or principles; (g) any material termination or waiver of any rights of value to the business of VER or any Subsidiary; (h) any other material transaction or event other than in the ordinary course of business of VER or any Subsidiary; or (i) any agreement or understanding made or entered into to do any of the foregoing.

          3.12 Real Estate. Section 3.12 of the Disclosure Schedule sets forth a description of all real property owned or leased by VER and the Subsidiaries. All such owned properties are free and clear of all Liens except for (i) those Liens set forth in Section 3.12 of the Disclosure Schedule; (ii) those Liens which do not, in the aggregate, materially impair the use of any parcel; (iii) Liens for Taxes not yet delinquent; and (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business for sums not yet delinquent.

          3.13 Inventory. On the Closing Date the inventory of the Subsidiaries (absent conditions beyond their control) shall be at a level necessary to conduct their businesses in the ordinary course.

          3.14 Registrations. To the best of Seller's and VER's knowledge, except as set forth in Section 3.14 of the Disclosure Schedule, VER and the Subsidiaries have all registrations, licenses, permits and other authorizations issued by or required from any governmental authority or regulatory agency (state, local, federal or foreign) and necessary for their businesses as presently conducted ("Registrations"), except where the failure to have any such Registration would not have a Material Adverse Effect. Set forth in Section 3.14 of the Disclosure
Schedule is a list which contains, to the best of Seller's and VER's knowledge, all material Registrations owned by or licensed to any of the Subsidiaries. Except as set forth in Section 3.14 of the Disclosure Schedule and except as may have resulted from, or as may be attributable to, installation of, or failure to maintain, propane tanks by current agents of VER and the Subsidiaries under the Agent Wholesale Contracts (defined in Section 3.17 hereof) listed in Section
3.17 of the Disclosure Schedule and by persons who previously acted as agents for VER, the Subsidiaries and their predecessors (including transferors of assets or businesses to VER and the Subsidiaries), and by Laverne and/or Bonnie Reible (as (an) employee(s) of VER) to the best of Seller's and VER's knowledge, the Subsidiaries are in substantial compliance with all, and are not in material violation of any, and have not received any written notice of material violation of any Registration, which non-compliance or violation has not been corrected and would result in a Material Adverse Effect.

          3.15 Accounts Receivable. Except as set forth in Section 3.15 of the Disclosure Schedule, (i) the accounts receivable to be reflected on the Balance Sheet as of June 30, 1994 have arisen in the ordinary course of business for goods sold and delivered or services performed, and (ii) the reserves for items doubtful of collection as reflected on the Balance Sheet as of June 30, 1994, are adequate based on historical experience. There are no terms or conditions in any applicable sales contract granting or permitting payment to be made in excess of 60 days except as set forth in Section 3.15 of the Disclosure Schedule and except the VIP and any other level payment plans.

          3.16 Litigation. Except as set forth in Section 3.16 of the Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the best knowledge of VER and Seller, threatened against VER or any Subsidiaries nor is there any judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against VER or any Subsidiary. There is no lawsuit or legal, administrative or regulatory proceeding or investigation pending or, to the best of VER's and Seller's knowledge, threatened against Seller, VER or any of the Subsidiaries which challenges the legality of this Agreement or the transactions contemplated hereby.

          3.17 Material Contracts. Except for (a) Employee Benefit Plans (as defined in Section 3.18 hereof) as set forth in Section 3.18 of the Disclosure Schedule, (b) leases and agreements for real property as set forth in Section 3.12 of the Disclosure Schedule, (c) agreements among VER and the Subsidiaries, and (d) contracts and leases with customers substantially in the form of any of the contracts and leases attached to the Disclosure Statement as Exhibit A and other customer contracts and leases with customers that do not impose obligations on any of the Subsidiaries materially greater than those set forth in such forms, Section 3.17 of the Disclosure Schedule sets forth without duplication, all of the following material written contracts to which VER or any Subsidiary is a party or which affect the assets of VER or any Subsidiary: (i) contracts for the purchase or sale of propane requiring aggregate payments in any one year to or by VER or any Subsidiary in excess of $25,000 (unless such contract may be canceled by VER or any Subsidiary upon not more than thirty (30) days' notice or the price thereunder is not fixed) and other contracts requiring aggregate payments in any one year to or by VER or any Subsidiary in excess of $100,000 (unless such contract may be canceled by VER or any Subsidiary upon not more than thirty (30) days' notice); (ii) contracts and other agreements with any labor union or association representing any employee; (iii) joint venture and partnership agreements; (iv) contracts or other agreements under which either VER or any Subsidiary agrees to indemnify any person for, or to share, any material Tax liability of any person; (v) contracts and other agreements containing covenants of either VER or any Subsidiary not to compete in any line of business or with any person in any geographical area; (vi) contracts and other agreements relating to the borrowing of money, (vii) guarantees of obligations of the Subsidiaries made by VER, and (viii) contracts relating to the sale of propane through independent agents ("Agent Wholesale Contracts"). Except as set forth in Section 3.17 of the Disclosure Schedule, neither VER nor any Subsidiary is in default in any material respect of any of their obligations under any contract listed therein.

            3.18    ERISA and Related Employee Benefit Matters.

          (a) Welfare Benefit Plans. Section 3.18(a) of the Disclosure Schedule lists each "employee welfare benefit plan" (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained by VER or to which VER contributes or is required to contribute, including any multiemployer plan ("Welfare Benefit Plan") and sets forth as of the most recent valuation date the amount of any payment made and to be made, stated separately, by VER with respect to any Welfare Benefit Plan for the plan year during which the Closing is to occur. Any liability for amounts due or accrued with respect to any Welfare Benefit Plan are disclosed in accordance with Section 3.10 of this Agreement. VER does not maintain or participate in any Welfare Benefit Plan to which Section 505 of the Code applies. Without limiting the foregoing,
Exhibit 3.18(a) discloses any obligations of VER or any Subsidiary to provide retiree health benefits to current or former employees of VER or any Subsidiary.

          (b) Pension Benefit Plans. Section 3.18(b) of the Disclosure Schedule lists each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) maintained by VER or to which VER contributes or is required to contribute, including any multiemployer plan ("Pension Benefit Plan"). All costs of the Pension Benefit Plans have been provided for on the basis of consistent methods and, if applicable, in accordance with sound actuarial assumptions and practices that are acceptable under ERISA. VER does not maintain or contribute to (nor is it required to contribute to) any Pension Benefit Plan that is subject to Title I,
Part 3 of ERISA (concerning "funding") and there are no unsatisfied obligations with respect to any such Pension Benefit Plans. With respect to each Pension Benefit Plan that is not subject to Title I, Part 3 of ERISA, Section 3.18(b) of the Disclosure Schedule sets forth as of the valuation date (i) the amount of any liability of VER for any contributions due with respect to such Pension Benefit Plan and (ii) the amount of any contribution paid and to be paid, stated separately, by VER with respect to such Pension Benefit Plan for the plan year during which the Closing is to occur.

          (c) Compliance with Applicable Law. All of the Pension Benefit Plans, Welfare Benefit Plans, any related trust agreements, annuity contracts, and other funding instruments, comply with the provisions of ERISA and the Code and all other statutes, orders, governmental rules and regulations applicable to such Welfare benefit Plans and Pension Benefit Plans. VER has performed all of its obligations currently required to have been performed under all Welfare Benefit Plans and Pension Benefit Plans. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against or with respect to any Welfare Benefit Plans, Pension Benefit Plans or the assets of such plans, and, to the best knowledge of Seller and VER, no facts exist that could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans. Each Pension Benefit Plan is qualified in form and operation under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension Benefit Plan, and, to the best knowledge of Seller and VER, no event has occurred that will give rise to a disqualification of any Pension Benefit Plan under Code section 401(a). To the best knowledge of Seller and VER, no event has occurred that will or could subject any Welfare Benefit Plan or Pension Benefit Plan to tax under Section 511 of the Code.

          (d) Administration of Plans. Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of ERISA and the Code. No plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in (i) any transaction in violation of
Section 406(a) or (b) of ERISA, or (ii) any "prohibited transaction" (within the meaning of Section 4975(c)(1) of the Code) for which no exemption exists under
Section 408 of ERISA or Section 4975(d) of the Code.

          (e) Title IV Plans. With respect to each Pension Benefit Plan which is subject to the provisions of Title IV of

ERISA in which VER (for purposes of this subsection VER shall include each trade or business, whether or not incorporated, which is a member of a group of which VER is a member and which is under common control within the meaning of Section 414 of the Code and the regulations thereunder) participates or has participated, (i) VER has not withdrawn from any such Pension Benefit Plan that is a multiemployer plan, and the liability to which VER would become subject under ERISA if VER were to withdraw completely from all multiemployer plans in which it currently participates is not in excess of $100,000 as of the most recent valuation date applicable thereto, (ii) VER has not filed a notice of intent to terminate any such Pension Benefit Plan or adopted any amendment to treat such Pension Benefit Plan as terminated, (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Pension Benefit Plan, (iv) no other event or condition has occurred that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a Trustee to administer, any such Pension Benefit Plan, (v) all required premium payments to the Pension Benefit Guaranty Corporation have been paid when due, and (vi) no "reportable event" (as described in Section 4043 of ERISA and the regulations thereunder) has occurred with respect to said Pension Benefit Plan.

          (f) Other Employee Benefit Plans and Agreements. Section 3.18(f) of the Disclosure Schedule lists each profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or other incentive plan or agreement, fringe benefit program or employment agreement not terminable on 30 days or less written notice, and any other employee benefit plan, agreement, arrangement, or commitment not listed in Sections 3.18(a)-(e) of the Disclosure Schedule that is maintained by VER to which VER contributes or is required to contribute.

          (g) Copies of Plans. Copies of each Welfare Benefit Plan; each Pension Benefit Plan, related trust agreements, annuity contracts and other funding instruments; each plan, agreement, arrangement, and commitment referred to in subsection (f) of this Section; favorable determination letters; annual reports (Form 5500 series) required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the most recent three plan years, including, without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; current summary plan descriptions for all Welfare Benefit Plans and Pension Benefit Plans; and actuarial reports as of the last valuation date for each Pension Benefit Plan that is subject to Title IV of ERISA have been provided or will be provided to Buyer within ten (10) days after this Agreement is executed.

          (h) Continuation Coverage Requirements for Health Plans. All group health plans of VER (including any plans of affiliates of VER that must be taken into account under Section

4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I,
Part 6 of ERISA.

          3.19 Broker's or Finder's Fees. Neither VER nor Seller has authorized any person to act as a broker, a finder or in any similar capacity in connection with the transactions contemplated by this Agreement, other than Colmen Capital Advisors, Inc., whose fees and expenses with respect to such transactions shall be the sole responsibility of Seller.

          3.20 Insurance. Section 3.20 of the Disclosure Schedule sets forth information relating to insurance of VER and the Subsidiaries maintained in the regular course of their businesses, which constitutes a true and correct list of their currently maintained insurance policies, including a description of the type of coverage, name of insurer, term of policy, limits of liability, deductibles, and annual premiums for the current year. All such policies are in full force and effect and are sufficient for compliance with workers compensation Laws.

          3.21 Physical Plant; Liens. Except as set forth in Section 3.21 of the Disclosure Schedule and except for propane tanks maintained and to be maintained by agents of VER and the Subsidiaries pursuant to the Agent Wholesale Contracts listed in Section 3.17 of the Disclosure Schedule, and by Laverne and/or Bonnie Reible (as (an) employee(s) of VER), the plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, and any related capitalized items that are owned by VER or any Subsidiary and in each case material to the business of the Subsidiaries, are in good operating condition and repair, subject to normal wear and tear, and are adequate and sufficient for the operation of the businesses of the Subsidiaries as currently conducted, and are owned by VER and the Subsidiaries free and clear of all Liens except for (i) those Liens set forth in Section 3.12 of the Disclosure Schedule;
(ii) Liens for Taxes not yet delinquent; (iii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business for sums not yet delinquent; or (iv) Liens of a character that do not materially impair the assets or properties of the Subsidiaries or interfere in any material fashion with the use thereof as they are used in the businesses of the Subsidiaries.

          3.22      Tax Matters.  For the purposes of this Section 3.22 and
Article 10 hereof, VER shall be deemed to include any predecessor of VER or any person or entity from which VER incurs a liability for Taxes as a result of any transferee liability. Except as stated in Section 3.22 of the Disclosure
Schedule:

          (a) Each of VER and the Subsidiaries has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, either separately or as a member of an affiliated group (as defined in Section 1504 of the Code) or any other combined, consolidated, affiliated or unitary tax group of which VER or any of the Subsidiaries is or has been a member (an "Affiliated Group"). All Taxes shown as due and payable on such returns, reports and estimates have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. All Taxes not yet due and payable have been fully accrued on the books of VER and the Subsidiaries and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered or to be delivered pursuant to Sections 3.9, 5.8 and 7.2(i) are adequate; and there are no unpaid assessments for additional Taxes for any period nor is there any basis therefor. Complete and accurate copies of all federal, state and foreign Tax returns filed by or with respect to VER and the Subsidiaries for the past five (5) years and for all periods for which the applicable statute of limitations is still open have been made available to Buyer and will be made available to Buyer within ten (10) days of the later of
(i) the date when this Agreement is executed or (ii) the date the return is filed.

          (b) None of VER or the Subsidiaries is a party to any joint venture, partnership, tax partnership or other arrangement that could be treated as a partnership for federal income tax purposes.

          (c) Each of VER and the Subsidiaries has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign returns and reports with respect to employee incomes tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Code, as in effect for the applicable year or any prior provision thereof and other applicable Laws.

          (d) The federal income tax returns of VER and the Subsidiaries have been examined by the Internal Revenue Service (the "IRS"), or have been closed by the applicable statute of limitations, for the periods indicated on Section
3.22 of the Disclosure Schedule. No deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against or with respect to VER or any of the Subsidiaries by any federal, state, local or foreign taxing authority.
Section 3.22 of the Disclosure Schedule describes the status of any federal, state, local or foreign tax audits or other administrative proceedings, discussions or court proceedings that are presently pending with regard to any Taxes or Tax returns of VER or any of the Subsidiaries (including a description of all issues raised by the taxing authorities in connection with any such audits or proceedings), and no additional issues are being asserted against or with respect to VER or any of the Subsidiaries in connection with any existing audits or proceedings.

          (e) No agreements or other documents have been executed or filed by or with respect to VER or any of the Subsidiaries extending the period for assessment, reassessment or collection of any Taxes, and no powers of attorney granted by or with respect to VER or any of the Subsidiaries regarding any Taxes is currently in force.

          (f) No closing or other agreements have been entered into by or with respect to VER or any of the Subsidiaries with any taxing authority which affects any taxable year of VER or any of the Subsidiaries ending after the Closing Date. Neither VER nor any of the Subsidiaries is a party to any tax sharing agreement or similar arrangement for the sharing of tax liabilities or benefits.

          (g) Neither VER nor any of the Subsidiaries has agreed to or is required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. The IRS has not proposed any such adjustment or change in accounting methods with respect to VER or any of the Subsidiaries that affects any taxable year ending after the Closing Date. No application has been filed by, or is pending with respect to, VER or any of the Subsidiaries with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of VER or any of the Subsidiaries and that affects any taxable year ending after the Closing Date.

          (h) No election has been made to have the provisions of Section 341(f) of the Code apply to VER or any of the Subsidiaries.

          (i) There is no contract, agreement, plan or arrangement covering any employee or former employee of VER or any of the Subsidiaries that, individually or collectively, could give rise (or in the past has given rise) to the payment by VER or any Subsidiaries of any amount that is not or would not be deductible by reason of Code Section 280G.

          (j) No asset of VER or any of the Subsidiaries is tax exempt use property under Section 168(h) of the Code. No portion of the cost of any asset of VER or any of the Subsidiaries has been financed directly or indirectly from the proceeds of any tax exempt state or local governmental obligation described in Section 103(a) of the Code.

          (k) None of the assets of VER or any of the Subsidiaries is property that VER or any of the Subsidiaries is required to treat as being owned by any other person pursuant to the safe harbor lease provisions of former Code Section 168(f)(8). None of the assets of VER or any of the Subsidiaries is subject to a lease described in Section 7701(h) of the Code or under any predecessor provision.

          (l) None of VER or any of the Subsidiaries currently has or has previously had a permanent establishment in any foreign country or engages or has previously engaged in a trade or business in any foreign country. None of VER, Seller or any of the Subsidiaries is a foreign person within the meaning of Code Section 1445.

          (m) There are no elections in effect made by or with respect to VER or any of the Subsidiaries pursuant to Section 338 or Section 336(e) of the Code or the regulations thereunder.

          (n) Each of VER and the Subsidiaries has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Law.

          (o) Section 3.22 of the Disclosure Schedule sets forth the following:
(i) the basis of VER and the Subsidiaries in their assets, (ii) the basis of VER in the stock of each of the Subsidiaries (or the amount of any excess loss account as defined in Treasury Regulation (S)1.1502-19), (iii) the amount of any net operating loss carryovers and net capital loss carryovers ("Loss Carryovers") allocable to VER or any of the Subsidiaries, (iv) the amount of any unused investment or other credits, unused foreign taxes or excess charitable contributions allocable to VER or any of the Subsidiaries, and (v) the amount of any deferred gain or loss allocable to VER or any of the Subsidiaries arising out of any deferred intercompany transaction as defined in Treasury Regulation
(S)1.1502-13.

          (p) For purposes of Buyer's right to indemnification pursuant to
Article 10, the representations and warranties in this Section 3.22 shall be deemed to have been made with no exception for items disclosed on Section 3.22 of the Disclosure Schedule or otherwise.

            3.23    Compliance with Law.

          (a) To the best knowledge of Seller and VER, Section 3.23 of the Disclosure Schedule contains a list of all reports of inspections by representatives of any Governmental Authority of the business and properties of VER and the Subsidiaries from December 31, 1991, through the date hereof under OSHA and under all other applicable health and safety Laws and adequate reserves have been made to deal with all matters described in such reports.

          3.24 Intellectual Property. Each of VER and the Subsidiaries has good and marketable title to the trademarks, trade names and service marks set forth in Section 3.24 of the Disclosure Schedule (the "Intellectual Property Rights"), which are the only such rights used in or necessary for the operation of its business as currently conducted. All of the Intellectual Property Rights are free and clear of all Liens and royalty obligations.

          3.25 Products Liability. Except as set forth in Section 3.25 of the Disclosure Schedule, there exist no claims pending or, to the best knowledge of VER and Seller, threatened against VER or any Subsidiaries for injury to person or property of its employees or any third parties suffered as a result of the sale of any product or performance of any service by VER or any Subsidiaries, including, but not limited to, claims arising out of the nature of its products or services.

            3.26    Environmental.

          (a) For purposes of this Section:

          (1) "Hazardous Materials" means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (i) defined as a "pollutant" pursuant to 33 U.S.C. (S) 1362(6); (ii) defined as a "hazardous waste" pursuant to 42 U.S.C. (S) 6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C. (S) 6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C. (S) 9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C. (S) 9601(33); (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

          (2) "Environmental Laws and Regulations" means all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Laws relating to pollution or the environment including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)(S) 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S) 1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S) 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. (S)(S) 6901 et seq.; (vii) the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601 et seq.; (viii) Laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (ix) Laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

          (b) From and after April 30, 1992 through the Closing Date, the operations and activities of VER and the Subsidiaries have complied and will comply, and prior to April 30, 1992, to the best knowledge of Seller and VER, have complied, in all respects, with all Environmental Laws and Regulations.

          (c) Except as set forth on Schedule 3.26 of the Disclosure Schedule, there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the best knowledge of the VER and the Subsidiaries, threatened against VER or any Subsidiaries pursuant to any Environmental Laws and Regulations.

          (d) Except as set forth on Schedule 3.26 of the Disclosure Schedule, neither VER or any of the Subsidiaries has received any notice or indication from any governmental agency or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of any Hazardous Materials.

          (e) Except as set forth in Section 3.26 of the Disclosure Schedule and except for tanks used exclusively for the storage of propane, no underground tanks, piping or subsurface structures of any type exist or have existed on any real property owned, operated, leased or utilized by VER or any Subsidiary at any time after April 30, 1992, or, to the knowledge of Seller and VER, any real property owned, operated, leased or utilized by VER or any Subsidiary at any time on or prior to April 30, 1992.

          (f) Section 3.26 of the Disclosure Schedule contains a list of all environmental investigations, assessments, audits, studies, tests and related materials in possession of VER or any Subsidiaries, or known to VER or any Subsidiaries to exist, which relate to the current or prior operations of VER or any Subsidiaries or any real property now or previously owned, operated, leased or utilized by VER or any Subsidiaries.

          3.27 Capital Expenditures. Each of VER and the Subsidiaries has outstanding commitments for capital expenditures as set forth in Section 3.27 of the Disclosure Schedule which includes a schedule of substantially all monies disbursed on account of capital expenditures made by VER and the Subsidiaries between June 30, 1994 and September 7, 1994.

          3.28 Dealings with Affiliates. Section 3.28 of the Disclosure Schedule sets forth a complete list (including the parties) and copies (or a detailed summary in the case of an oral agreement) of all oral or written contracts, arrangements or other agreements to which VER and/or any Subsidiary on one hand is, will be or has been a party at any time from December 31, 1993, to the Closing Date, and to which Seller and any Affiliate of Seller (other than VER or any Subsidiary) was or is also a party.

          3.29 Bank Accounts. Section 3.29 of the Disclosure Schedule is a list of all bank accounts, lock boxes, post office boxes and safe deposit boxes maintained in the name of or controlled by VER or any Subsidiary and the names of the persons having access thereto.


                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller effective as of the date hereof, as follows:

          4.1 Capacity of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Complete and correct copies of Certificate of Incorporation and By-Laws, each as amended to the date of delivery, of Buyer have been delivered to Seller.

          4.2 Validity and Execution of Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of Buyer. The board of directors of Buyer has duly approved this Agreement and no further corporate action is required for this Agreement to be enforceable against Buyer or to provide for the funding of its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated herein by Buyer will (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of Buyer; (ii) violate or constitute a default, or require notice and/or consent, under any material mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument, or any order, judgment or ruling of any Governmental Authority, to which Buyer is a party or by which any of its property is bound; (iii) assuming satisfaction of the requirements set forth in clause (iv) below, violate any provision of law applicable to Buyer; and (iv) except for requirements, if any, arising out of any required pre-merger notification and related filings pursuant to the HSR Act, require any consent, approval, filing or notice under any provision of law, statute, rule or regulation, applicable to Buyer, except, with respect to clauses (ii), (iii) and (iv) hereof, for violations, defaults or breaches which in the aggregate are not material to Buyer and would not materially impair its ability to perform any of its obligations hereunder.

          4.4 Broker's or Finder's Fees. Any fees or expenses incurred by Buyer or any of its affiliates payable with respect to any person for acting as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement shall be the sole responsibility of Buyer.

          4.5 Purchase for Investment. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Shares solely for investment with no present intention to distribute any of the Shares to any person.

          4.6 Litigation. There is no lawsuit or legal, administrative or regulatory proceeding or investigation pending or, to the best knowledge of Buyer, threatened against Buyer which challenges the legality of this Agreement or the transactions contemplated hereby or which would materially impair its ability to perform its obligations hereunder.

          4.7 Financing. Buyer understands that its obligations under this Agreement are not in any way contingent upon its obtaining financing for its obligations hereunder. Buyer has sufficient capital resources presently available to it, and usable for the transactions contemplated hereby, in order to consummate such transactions in a timely fashion, and Buyer will have such resources available at Closing.

          4.8 Solvency of VER. After giving effect to the consummation of the transactions contemplated hereby and any financing of this transaction arranged by Buyer, VER and the Subsidiaries will be Solvent (hereinafter defined). For purposes of this Section 4.8 and for purposes of the condition precedent set forth in Section 7.3(c) hereof, the term "Solvent" means for VER and the Subsidiaries (on a consolidated basis) that (i) the fair value (on a going concern basis) of their assets exceeds the total amount of their liabilities, including contingent liabilities, (ii) the present fair salable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (iii) they are able to realize on their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) Buyer does not intend for them to, and does not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and (v) they are not engaged in a businesses or transactions for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industries in which they are engaged. For purposes of the preceding sentence, in computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. Seller understands that, in making this representation and warranty, Buyer has relied and will rely upon Seller's representations and warranties in Article 3 hereof (including the Disclosure Schedule and the certificate(s) delivered by Seller pursuant to
Section 7.1 hereof insofar as the Disclosure Schedule and such certificate relate to such representations and warranties) or elsewhere in this Agreement, and the information reflected in the June 30, 1994 Balance Sheet.


                                   ARTICLE 5
                        ACTIONS BEFORE THE CLOSING DATE

            Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

          5.1 HSR Act Compliance. Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice within five (5) Business Days of the date of this Agreement, the notifications, if any, required to be filed by its respective "ultimate parents" under the HSR Act with respect to the transactions contemplated herein. Each of the parties will use its best efforts to, or to cause its Affiliates to, make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, and to resist vigorously any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby; provided, however, that if Seller or Buyer or the respective "ultimate parent" of either of them shall determine in good faith that continuing such resistance is contrary to its best interests, Seller or Buyer and may, by written notice to the other party, terminate this Agreement with the effect set forth in Section 8.2(c) hereof.

          5.2 Conduct of Business. Except as otherwise contemplated by this Agreement, pending the Closing, Seller shall cause VER and the Subsidiaries to operate and carry on its businesses in all material respects only in the ordinary course consistent with past practices and, without limiting the generality of the foregoing, pending the Closing:

          (a) Preservation of Business. Seller shall cause VER and the Subsidiaries to use its best efforts to preserve the properties, assets and goodwill of its businesses.

          (b) Prohibited Changes. Except for, or in connection with, the settlement of any claim, lawsuit or administrative or regulatory proceeding pending or hereafter brought against VER or any Subsidiary for an amount no greater than $100,000, and except as otherwise contemplated by this Agreement, Seller shall prevent VER and each of the Subsidiaries from taking any of the following actions without the prior written approval of Buyer, which approval shall not be unreasonably withheld (except with respect to actions referred to in clauses (iv), (v), (vi) and (xi) below for which approval may be withheld for any reason or for no reason):

          (i) Sell, consume or otherwise dispose of any assets material to any such company, except in the ordinary course of business consistent with past practice; or

          (ii) Enter into any contract or commitment of any kind material to any such company, except in the ordinary course of business; or

          (iii) Mortgage, pledge or subject to Liens any assets material to any such company, except Liens permitted by Sections 3.12 and 3.21 hereof; or

          (iv) Amend the Certificate of Incorporation or By-Laws of any such company; or

          (v) Issue any capital stock of VER or the Subsidiaries or make any change in the issued and outstanding capital stock of such companies; issue any warrant, option or other right to purchase shares of the capital stock of any such company or any security convertible into the capital stock of any such company; or redeem, purchase or otherwise acquire any shares of the capital stock of any such company; or

          (vi) Declare any dividend on, or make any distribution with respect to, the capital stock of VER; or

          (vii) Assume, incur or guarantee any obligation or liability for borrowed money, other than in the ordinary course of business consistent with past practice; or

          (viii) Cancel any debts owed to any such company, except for compromises of trade debt in the ordinary course of business consistent with past practice; or

          (ix) Make any changes in its accounting methods, principles or practices; or

          (x) Make any increase, except as consistent with past practice, in the wages, salaries, compensation, pension or other benefits payable to any executive officer of any such company; or

          (xi) Merge into or consolidate with any other corporation or person, or change the character of its business; or

          (xii) Make any capital expenditures, or commitments with respect thereto, except as set forth in Section 3.27 of the Disclosure Schedule, nor prepay any debt or obligation in excess of $100,000 (except for satisfaction of the indebtedness of VER and the Subsidiaries to Bell Atlantic Financial Services, Inc. and for prepaying trade accounts payable in the normal course of business to take advantage of cash discounts).

          5.3 Access to VER and the Subsidiaries. Seller shall afford, and cause VER and the Subsidiaries to afford, to Buyer and its representatives reasonable access during normal business hours to the officers, directors, agents, offices, properties and financial and other records of VER and the Subsidiaries and furnish to Buyer and its representatives such additional data and information as it may from time to time reasonably request concerning VER and the Subsidiaries.

          5.4 No Public Announcement. Neither Buyer and its Affiliates nor Seller and its Affiliates shall make any public announcement or disclosure concerning the transactions contemplated by this Agreement without the prior written approval of the other party or parties, except as required by law or as permitted by the next succeeding sentences. If any party or any of its parent companies determines upon advice of counsel that a public announcement or disclosure is required by applicable securities laws or regulations or stock exchange regulations, such party may make the announcement or disclosure provided it first consults with the other party or parties hereto so that the parties may coordinate concurrent public announcements and/or other disclosures. In addition, the parties shall jointly prepare press releases disclosing the sale of VER to Buyer, for release immediately upon executing this Agreement and immediately after the Closing.

          5.5 Consents. Promptly after the execution of this Agreement, Buyer and Seller agree to cooperate for the purpose of obtaining prior to Closing the governmental and other third party consents listed in Annex 5.5 hereto.

          5.6 No Shopping. Seller and each of its agents and representatives shall not directly or indirectly solicit, initiate or encourage the initiation of inquiries or proposals from, provide confidential information to or participate in any discussions or negotiations with, any corporation, partnership, or other person, entity or group (other than Buyer and its officers, employees, representatives, advisors and agents) concerning any direct or indirect acquisition of the Shares or all or any material portion of the assets of VER and any of the Subsidiaries. Seller will immediately advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal received by Seller.

          5.7 Duty to Advise Seller. In the event that prior to Closing Buyer becomes aware of any fact, circumstance or condition which shows that any representation and warranty of Seller contained in Article 3 hereof was not true and correct in any material respect as of the date of execution of this Agreement or is not true in any material respect at any time thereafter, Buyer shall advise Seller of such fact, circumstance or condition prior to Closing.

          5.8 Tank Verification. Buyer, working with Seller and employees of VER and the Subsidiaries, shall, as and to the extent practicable and commercially reasonably, commence and proceed with the tank verification process described in Section 6.5 hereof and Annex 6.5 hereto between the date hereof and the Closing.

          5.9 Fulfillment of Conditions. Each party hereto will make all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to satisfy each condition to the obligations of other party's hereto contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.


                                   ARTICLE 6
                         ACTIONS AFTER THE CLOSING DATE

          In addition to its obligations elsewhere provided in this Agreement, Buyer and Seller covenant and agree to take the following actions after the Closing Date:

          6.1 Further Assurances. Buyer and Seller shall each cooperate with the other parties hereto, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement.

            6.2     Access to Books and Records; Record Retention.

          (a) From and after the Closing Date, Buyer shall cause VER and the Subsidiaries to make its books and records containing information with respect to periods prior to the Closing Date available for inspection by representatives of Seller at any time during regular business hours and to permit Seller to make such copies thereof, at the expense of Seller, as such representatives may reasonably request.

          (b) For so long as may be required by law or governmental regulation but in any event not less than (i) ten (10) years for environmental matters,
(ii) the period provided in Section 10.5 hereof for Tax matters, and (iii) three
(3) years for
other matters, Buyer shall cause VER and the Subsidiaries not to destroy or give up possession of any original or final copy of any of the books and records (including computerized records) relating to such matters prior to the Closing Date, without first offering Seller the opportunity, at Seller's expense, to obtain such original or final copy or a copy thereof.

          (c) Buyer shall use its best efforts to afford Seller and its representatives access to the employees of VER and the Subsidiaries who were employees of VER and the Subsidiaries at the Closing Date as Seller shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses (excluding wages and salaries) reasonably incurred by Buyer, VER or the Subsidiaries in connection with attendance at depositions or legal proceedings shall be paid or promptly reimbursed by Seller. Seller shall use its best efforts to avoid unreasonable interruption of the business of Buyer in the exercise of its rights hereunder.

          6.3 No Securities Law Violation. Buyer shall not take any action subsequent to the Closing with respect to the Shares or the stock of any of the Subsidiaries which will result in, or create, violations of the securities laws of the United States of America or any state or political subdivision thereof.

          6.4 Liabilities and Other Obligations. Seller agrees all liabilities and obligations set forth in Annex 6.4, shall be Seller's sole obligation and responsibility and that Buyer is not assuming any such liability or obligation and Buyer shall have no responsibility therefor.

          6.5 Tank Verification. Annex 6.5 sets forth the criteria and procedures by which the propane tanks owned by VER and the Subsidiaries on the Closing Date will be verified by Buyer and its agents before and after the Closing Date. All such propane tanks shall be verified by December 31, 1995, provided that any tank that has not by December 31, 1995, been actually verified as either meeting or not meeting the criteria set forth on Annex 6.5 shall be deemed to have been verified as meeting such criteria. As soon as practicable after completing the verification procedures, Buyer shall deliver to Seller a written statement that shows in detail the tanks that could not be verified, including the size and location of each such tank. Seller shall have the right to audit and take other reasonable steps to verify Buyer's determination.
Seller agrees to pay to Buyer an amount equal to (a) the aggregate value (determined on the basis of the costs per tank set forth in Annex 6.5 hereto) of all tanks that cannot be verified less (b) $1,237,595.50. The aggregate amount paid by Seller to Buyer under this Section 6.5 shall constitute a reduction of the Purchase Price.

          6.6 Employee Benefit Matters. Effective as of the Closing Date, Buyer shall adopt a separation pay plan reasonably acceptable to Seller covering persons who are employees of VER and the Subsidiaries as of the Closing Date and thereafter maintain such plan in effect for one (1) year. Buyer agrees, to the fullest extent permitted by applicable law, that (a) all employees of VER and the Subsidiaries shall be entitled to participate in the employee benefit plans, including group health, life and disability plans, presently maintained by Buyer (true and correct copies of which have been furnished by Buyer to Seller) for at least one (1) year following the Closing Date, (b) Buyer will not amend such employee benefit plans or permit any such plan to be amended in any way materially detrimental to the employees of VER and the Subsidiaries during the one-year period following the Closing Date, except for general and uniform changes applying to all employees covered by such plans, (c) all service of an employee with VER or any Subsidiary (or any predecessor of either VER or any Subsidiary) shall be recognized by Buyer for all employee benefit purposes, and
(d) all deductibles, waiting periods, limitations with respect to pre-existing conditions and all other conditions applicable to employees of VER and the Subsidiaries under the employee benefit plans of Buyer shall be waived. Nothing herein shall obligate Buyer to employ any current Employees of VER or any Subsidiary after the Closing.

          6.7 Insurance. On and after the Closing Date, Buyer will insure the business and properties of VER and the Subsidiaries in such forms and amounts that Buyer deems adequate in its reasonable judgment and against such risks for which insurance is required by law or, in Buyer's reasonable judgment, by sound business practice.


                                   ARTICLE 7
                       CONDITIONS TO OBLIGATION TO CLOSE

          7.1 Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the expiration or termination of the waiting periods (including any extensions thereof) under the HSR Act, and to the condition that neither Buyer nor Seller shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby. Buyer and Seller agree to provide at Closing such good standing certificates, certified copies of certificates of incorporation, bylaws and corporate resolutions, incumbency certificates, resignations of members of the board of directors (but not officers) of VER and the Subsidiaries, and such other certificates or documents reasonably requested by another party hereto and customary for transactions of the size and nature contemplated hereby.

          7.2       Obligations of Buyer.  Except as otherwise provided in this
Section 7.2, the obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions at or prior to Closing:

          (a) Warranties and Performance of Seller. The representations and warranties made by Seller herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date, except in each case where any such inaccuracy or failure would not have a Material Adverse Effect.

          (b) Certain Stock Certificates. Seller shall have tendered to Buyer one or more certificates evidencing all the Shares duly endorsed or accompanied by duly executed stock powers (in blank) and with any required transfer stamps affixed.

          (c) Certain Indebtedness. VER shall have caused all indebtedness of VER and the Subsidiaries to Bell Atlantic Financial Services, Inc. to be satisfied in full and delivered to Buyer evidence of satisfaction of such obligations.

          (d) Consents and Approvals. All consents from and filings with Governmental Authorities and other third parties listed on Annex 5.5 hereto shall have been obtained and delivered to Buyer.

          (e) No Adverse Change. There shall have been no adverse change since June 30, 1994, in the business, prospects, financial condition, earnings or operations of VER's or any Subsidiary's business the result of which would be a Material Adverse Effect.

          (f) No Proceeding or Litigation. No action, suit or proceedings before any court, arbitrator or Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced or threatened against any of the VER, Seller or Buyer or any of its respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

          (g) Financial Condition at Closing. Except (i) for liabilities set forth in the Balance Sheet dated June 30, 1994, (ii) accounts payable incurred and liabilities accrued in the ordinary course of business of VER and the Subsidiaries consistent with past practices, and (iii) as otherwise disclosed in
Section 3.10 of the Disclosure Schedule, VER and the Subsidiaries shall not owe any debt at the Closing Date. The term "debt" means notes payable and the short-term and long-term portions of any and all debt or obligations, including capitalized lease obligations.

          (i) Audited Balance Sheet. Seller shall have delivered to Buyer the audited consolidated balance sheet and related statement of income as of December 31, 1993 and for the year then ended prepared by Coopers & Lybrand. Such Audited Balance Sheet shall not be materially different from the December 31, 1993 Balance Sheet. Seller shall have delivered to Buyer the unaudited consolidated balance sheet and related statement of income as of September 30, 1994 and for the nine months then ended.

          7.3 Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions at or prior to Closing:

          (a) Buyer's Warranties and Performance. The representations and warranties made by Buyer herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

          (b) Delivery of Funds. Buyer shall have tendered the Purchase Price to Seller in the manner provided in Section 2.2 hereof.

          (c) Solvency Certificate. Simultaneously with the Closing, Buyer shall have caused to be prepared and delivered to Seller a certificate, duly executed by an appropriate officer of Buyer and in form and substance reasonably satisfactory to Seller, to the effect that based upon the September 30, 1994 Balance Sheet and Seller's representations and warranties in Article 3 hereof, and after giving effect to the transactions contemplated by this Agreement and the financing arranged by Buyer, VER and the Subsidiaries (on a consolidated basis) are Solvent.

          (d) Directors Releases. VER and the Subsidiaries shall have delivered to Seller releases in favor of the former directors of each such corporation in form and content reasonably satisfactory to Seller.

          (e) No Proceeding or Litigation. No action, suit or proceedings before any court, arbitrator or Governmental Authority shall have been commenced, or threatened, and no investigation by any Governmental Authority shall have been commenced, or threatened, against VER, Seller or any Subsidiary or any of its respective principals, officer or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

                                   ARTICLE 8
                           TERMINATION AND REMEDIES

            8.1 Termination. Anything in this Agreement to the contrary notwithstanding:

          (a) Default. In the event that either Buyer, Seller or VER shall fail to file under the HSR Act as provided in Section 5.1 hereof, or in the event Buyer shall fail to consummate Closing except as permitted under Sections 7.1 and 7.2 hereof, or in the event that Seller shall fail to consummate Closing except as permitted under Sections 7.1 and 7.3 hereof, then the non-defaulting party, after affording the defaulting party a five-day period after notice in which to cure such breach or default, shall have the right, in addition to the other rights specified in Section 8.2 below, to terminate this Agreement by written notice given to the other parties hereto.

          (b) Upset Date. If the Closing shall not have occurred on or before 11:59 p.m., Philadelphia time, on December 31, 1994, then, unless otherwise agreed to in writing by the parties hereto, this Agreement shall terminate at 11:59 p.m., Philadelphia time, on December 31, 1994.

          (c) Legal Restraint. Buyer or Seller may, by written notice to the other party, terminate this Agreement (i) in the circumstances set forth in
Section 5.1 hereof, or (ii) if, on the date set forth in Section 8.1(b) hereof, there is in effect a preliminary or permanent injunction enjoining the sale, transfer or delivery of the Shares.

            8.2     Remedies.

          (a) Specific Performance. Subject to Section 8.2(d) hereof, if Buyer or Seller desires to proceed with the Closing despite any failure or refusal of the other party of the type described in Section 8.1(a) hereof, the party who desires to proceed shall have the right to pursue the remedy of specific performance.

          (b) Damages. Subject to compliance with the terms of Section 8.2(d) hereof, if the failure or refusal of Buyer or Seller to consummate the Closing constitutes a breach of this Agreement, either party shall have the right to sue for damages theretofore suffered and sustained.

          (c) Effect of Termination. Except as set forth in Section 8.2(b) above, upon any proper termination of this Agreement by either Buyer or Seller or pursuant to Section 8.1(b) hereof, thereafter no party hereto will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other party hereto based upon either this Agreement or the transactions contemplated hereby, except in each case the obligations of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided in Section 11.1, the obligations of each party with respect to confidentiality set forth in Section
11.4 hereof, the obligations under Section 11.7 in the event of a dispute as to the propriety of such termination, the governing law under Section 11.6 and the notice provision under Section 11.8.

          (d) Cure Period. If either Buyer or Seller seeks any form of relief referred to in Sections 8.2(a) or 8.2(b) hereof, such party shall, as a condition to the right to seek such relief, afford the defaulting party hereto a five-day period to effect reasonable cure of such breach or default. This subsection (d) shall not be construed to require a second notice and cure period in addition to the period provided in Section 8.1(a) hereof.


                                   ARTICLE 9
                      GENERAL SURVIVAL AND INDEMNIFICATION

            9.1     Survival of Representations.

          (a) Except (i) as otherwise provided in Article 10 hereof with respect to Tax matters; and (ii) for all representations and warranties made pursuant to Sections 3.1, 3.2, 3.5, 3.6, 3.7 (which shall never expire), the representations and warranties made by Seller in Article 3 hereof (including the Disclosure Schedule and the certificate delivered in accordance with Section 7.1 hereof, insofar as the Disclosure Schedule and such certificate relate to such representations and warranties) or elsewhere in this Agreement shall survive until the second anniversary of the Closing (for purposes of this Article 9, "Cut-Off Date"). Notwithstanding any provision of this Agreement to the contrary (other than the provisions of Section 9.1(a)(ii) above and Article 10 hereof), no claim for incorrect representation or breach of warranty under this Agreement and no claim for indemnification under Section 9.2(iii) may be brought, and no arbitration or litigation with respect thereto commenced, with respect to any representation or warranty, or the portions of the Disclosure Schedule and any certificate relating to such representation or warranty or with respect to any failure or deficiency described in Section 9.2(iii), and Seller shall have no obligation with respect thereto, unless written notice thereof specifying with particularity the incorrect representation or breach of warranty claimed shall have been delivered to Seller before the Cut-off Date. Nothing in the foregoing sentence shall prevent or limit any claims or actions commenced after the Cut-off Date for matters for which notice was delivered prior to the Cut-off Date.

          (b) Except (i) as otherwise provided in Article 10 hereof with respect to Tax matters; and (ii) for all representations and warranties made pursuant to Sections 4.1, 4.2, 4.5 (which shall never expire), the representations and warranties made by

Buyer in Article 4 hereof (including the certificates delivered in accordance with Section 7.1 hereof insofar as such certificates relate to such representations and warranties) shall survive until the Cut-Off Date. Notwithstanding any provision of this Agreement to the contrary (other than the provisions of Section 9.1(b)(ii) above and Article 10 hereof), no claim for incorrect representation or breach of warranty under this Agreement may be brought, and no arbitration or litigation with respect thereto commenced, with respect to any representation or warranty and any certificate relating to such representation or warranty, and Buyer shall have no obligation with respect thereto, unless written notice thereof specifying with particularity the incorrect representation or breach of warranty claimed shall have been delivered to Buyer before the Cut-Off Date. Nothing in the foregoing sentence shall prevent or limit any claims or actions commenced after the Cut-off Date for matters for which notice was delivered prior to the Cut-off Date.

          9.2 Indemnification by Seller. Except as otherwise limited by this Article 9 and except with respect to Tax matters governed by Article 10 hereof, from and after the Closing Date, Seller shall assume the defense of, and indemnify and hold Buyer, Buyer's affiliates and its directors, officers and employees (collectively, the "Buyer Group") harmless from, any and all losses, damages, costs and expenses (including, without limitation, court costs and reasonable outside attorneys and accountants fees) (hereinafter individually a "Loss" and collectively, "Losses") suffered or incurred by any member of the Buyer Group that arise out of or result from (i) any breach of any representation or warranty by VER or Seller contained in this Agreement, or the portions of the Disclosure Schedule and any certificate relating to such representation and warranty; (ii) a breach of any other covenant or agreement by Seller contained in this Agreement; or (iii) prior to the Closing Date: (A) the failure of VER or the Subsidiaries to have and be in compliance with any Registration, (B) the failure by VER or the Subsidiaries to comply with any Laws relating to the business of VER or the Subsidiaries; or (C) the failure of any propane tank or installation to be in safe working order and in compliance with applicable Laws and industry standards, provided that no indemnification shall be available with respect to any such failure that is continued as a course of business by Buyer after the Closing Date, and provided further, however, such obligation to indemnify and hold harmless shall not apply unless Buyer shall have given timely written notice to Seller of such failure in accordance with Sections 9.1 and 9.5 hereof.

            9.3     Indemnification by Buyer.

          (a) Except as otherwise limited by this Article 9 and except with respect to Tax matters governed by Article 10, Buyer shall assume the defense of, and indemnify and hold Seller, Seller's affiliates and its directors, officers and employees (for purposes of this Article 9, collectively, the "Seller Group") harmless from, any and all Losses suffered or incurred by any member of the Seller Group after the Closing Date that relate to, or arise out of or in connection with (i) the operation of the assets or businesses of, conduct of employees of (including former employees), or ownership of, VER or the Subsidiaries; (ii) the breach of any representation or warranty made by Buyer contained in Article 4 hereof; provided, however, such obligation to indemnify and hold harmless shall not apply unless Seller shall have given timely written notice to Buyer of such breach of representation or warranty in accordance with Sections 9.1 and 9.5 hereof; and (iii) the breach of any other covenant or agreement by Buyer contained in this Agreement.

          (b) The Seller Group's rights to indemnification pursuant to this
Section 9.3 shall be governed by the provisions of Sections 9.4, 9.5 and 9.7 as if they had been restated in this Section 9.3 with references to "Buyer Group" changed to "Seller Group" and references to "Seller" changed to "Buyer."

          9.4 Recoveries. The amount of any payment with respect to a Loss for which any member of the Buyer Group shall be entitled to indemnification under this Article 9 shall be limited as follows: (i) the extent to which the aggregate sum of any payments constituting the Loss which are not required to be made to a third party for more than twelve (12) months following the date upon which the amount and Seller's responsibility therefor is determined, shall be discounted to its present value, with such present value being computed as of the date of such determination by using a discount rate, compounded annually, equal to the rate of interest then announced by Bank as its prime or base rate; provided, however, that the indemnified member of the Buyer Group may elect instead to have such payments constituting the Loss paid by Seller as they become due; (ii) there shall be netted from such payment the amount of any insurance proceeds or other cash receipts paid to the Buyer Group as an offset against such Loss (and no right of subrogation shall accrue hereunder to any insurer); and (iii) there shall be netted from such payment the amount paid to the Buyer Group pursuant to any indemnification from any unrelated party with respect to such Loss.

            9.5     Claims.

          (a) Buyer shall promptly give Seller written notice of any matter which any member of the Buyer Group has determined has given or could give rise to a right of indemnification under this Article 9 stating the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed. The obligations and liabilities of Seller under this Article 9 with respect to Losses arising from claims of any third party (including, without limitation, claims by any Governmental Authority) that are subject to the indemnification provided for in this Article 9 ("Third Party Claims") shall be governed by and be contingent upon the additional terms and conditions set forth in subsection (b) below.

          (b) If any member of the Buyer Group shall receive notice of any Third Party Claim, Buyer shall give Seller prompt written notice thereof and shall permit Seller, at its option, to participate in the defense of such Third Party Claim by counsel of Seller's own choosing and at Seller's own expense. If Seller acknowledges in writing its obligation to indemnify the member of the Buyer Group under this Article 9 against any Loss that may result from such Third Party Claim (subject to the limitations set forth in Section 9.6 hereof, if applicable), then Seller shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, if it gives prompt written notice of its intention to do so to Buyer. However, if the member of the Buyer Group elects not to defend against such Third Party Claim, then Buyer shall promptly so notify Seller and Seller shall thereupon again be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; provided, however, that in such circumstances Seller shall not be required to acknowledge its obligation to indemnify the member of the Buyer Group in respect of such Third Party Claim. If Seller exercises its right to undertake the defense against any such Third Party Claim as provided above, Buyer shall cooperate with Seller and cause the other members of the Buyer Group to cooperate with Seller in such defense and make available to Seller, at Seller's expense, all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by Seller. Similarly, if Buyer is conducting the defense against any such Third Party Claim, Seller shall cooperate with Buyer and cause the other members of the Seller Group to cooperate in such defense and make available to Buyer, at Buyer's expense, all such records, materials and information in its possession or under its control relating thereto as is reasonably requested by Buyer. Seller may not settle any Third Party Claim without the written consent of Buyer, which consent shall not be unreasonably withheld.

          (c) Seller shall be subrogated to any and all defenses, claims or set offs which any member of the Buyer Group asserted or could have asserted against the third party making a Third Party Claim. Buyer shall execute and deliver and cause the other members of the Buyer Group to execute and deliver to Seller such documents as may be necessary to establish by way of subrogation the ability and right of Seller to assert such defenses, claims or setoffs against any third party making a Third Party Claim.

          (d) In addition to any other remedy, Buyer shall be entitled, but shall not be obligated, to offset all such claims for Losses against any obligation of Buyer to Seller now or hereafter existing.

          9.6 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Seller to provide indemnification under this Agreement shall be subject to the following limitations (in addition to the limitations set forth in Article 10 hereof):

          (a) Seller shall have no liability, nor be subject to any claim under this Agreement, with respect to any inaccuracy in, or incompleteness of, or any breach of any representation, warranty, covenant or agreement contained in this Agreement or any failure or deficiency of the type described in Section 9.2(iii) unless and until the amount of Losses suffered or sustained by the Buyer Group exceeds $2,000,000 ("Basket Amount") in the aggregate. Seller shall have no liability, nor be subject to any claim under this Agreement, with respect to any inaccuracy in or incompleteness of, or any breach of any representation, warranty, covenant or agreement contained in this Agreement or any failure or deficiency of the type described in Section 9.2(iii) unless and until the amount of Losses suffered or sustained by the Buyer Group resulting from such inaccuracy, incompleteness, breach or failure exceeds $10,000 ("Per Claim Threshold"). Subject to the Per Claim Threshold, the Buyer Group shall be entitled to receive indemnity payments (subject, however, to the other provisions of this Article 9 or Article 10 hereof, as applicable) in the aggregate amount of all Losses including the Basket Amount. The Per Claim Threshold and the Basket Amount shall not apply to Seller's obligations pursuant to Sections 6.4 and 6.5.

          (b) In no event shall Seller's direct out-of-pocket expenses and costs paid in respect of the Losses and amounts paid pursuant to Article 10 exceed $25,000,000 (the "Indemnification Cap").

          (c) If Seller is required to indemnify any member of the Buyer Group pursuant to this Article 9 or Article 10 hereof, Seller shall be responsible to indemnify such member only to the extent of actual costs or expenses incurred on a dollar-for-dollar basis. IN NO EVENT SHALL SELLER BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, nor shall there be double counting of any item of Loss, expense, cost or offset.

          9.7 Indemnification as Exclusive Remedy. Except where indemnification is expressly provided elsewhere in this Agreement, the indemnification provided in this Article 9 shall, to the extent permitted by law, be the sole and exclusive post-Closing remedy available, under contract, tort or any other legal theory, to Buyer for any breach of any representation or warranty by or on behalf of Seller contained in this Agreement.

                                  ARTICLE 10
                                  TAX MATTERS

          10.1 Consolidated Returns. Seller covenants that for federal income Tax purposes, VER and the Subsidiaries have been treated and will be treated as members of the affiliated group (as defined in Section 1504 of the Code) of corporations of which Bell Atlantic Corporation is the common parent (the "Bell Atlantic Group") for all periods beginning on April 30, 1992, and ending on or before the Closing Date ("Consolidated Return Periods"). The Bell Atlantic Group has included and will include the income of VER and the Subsidiaries (including any deferred income triggered into income by Treasury Regulation (S) 1.1502-13 and Treasury Regulation (S) 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation (S) 1.1502-19) on the Bell Atlantic Group consolidated federal income Tax returns for all Consolidated Return Periods and has paid or will pay any federal income Taxes attributable to such income.

          10.2  Liability for Taxes.

          (a) Seller shall be liable for (1) any Taxes imposed on or incurred by VER or any of the Subsidiaries for any taxable period (the "Pre-Closing Period") ending on or before the Closing Date, excluding (i) any Taxes of VER or any of the Subsidiaries to the extent such Taxes have been appropriately accrued, reflected or adequately reserved for (other than amounts for deferred taxes) as a current liability on the Closing Date Balance Sheet, (ii) any Taxes attributable to events occurring or income recognized after the Closing Date and
(iii) any Taxes caused by, or arising from, an actual or deemed election under
Section 338 of the Code (including, without limitation, an actual or deemed election under Section 338(h)(10) of the Code) with respect to the purchase of the Shares, (2) any federal income Taxes imposed on VER or any of the Subsidiaries pursuant to Treasury Regulation (S) 1.1502-6 (or any similar provision of state, local or foreign law) with respect to the taxable income of any member of the Bell Atlantic Group (other than VER or the Subsidiaries) or any other person for any taxable period, as transferee or successor, by contract or otherwise, and (3) any capital gains, income, gross receipts, excise, transfer or similar Tax liabilities arising from the sale of the Shares. The liability for foreign, state or local income Taxes imposed on or incurred by VER or the Subsidiaries for any taxable period which begins on or before the Closing Date and ends after the Closing Date shall be allocated between Seller and Buyer in the same manner as taxable income is reported for that taxable period for federal income tax purposes. In the case of ad valorem, franchise (other than such taxes that are a substitute for income taxes) and similar taxes that are imposed for a taxable period beginning before and ending after the Closing Date, the portion attributable to the Pre-Closing Period shall be determined by prorating such Taxes for the taxable period on a daily basis.

          (b) Buyer shall be liable for (1) any Taxes imposed on or incurred by any member of the Bell Atlantic Group caused by, or arising from, an actual or deemed election under Section 338 of the Code (including, without limitation, an actual or deemed election under Section 338(h)(10) of the Code) with respect to the purchase of the Shares, (2) any Taxes imposed on or incurred by VER or the Subsidiaries for any taxable period (the "Post-Closing Period") beginning after the Closing Date, and (3) any foreign, state or local Taxes imposed on or incurred by VER or the Subsidiaries which are not the liability of Seller pursuant to Section 10.2(a).

          (c) Each party shall be entitled to any refunds (whether by payment, credit, offset or otherwise) in respect to any Taxes for which such party is liable under this Article 10; provided, however, that any refund (or comparable benefit resulting from a reduction of Tax liability) arising out of the carryback of a loss or credit incurred by VER or the Subsidiaries in a Post-Closing Period which is carried back to a Pre-Closing Period shall be the property of Buyer. Each party hereto and its affiliates shall cooperate with the other party and its affiliates in order to permit the party entitled to the refund to take all necessary steps to claim any such refund. Any such refund received after the Closing by either party or its affiliates to which the other party is entitled shall be paid to such other party within thirty days after its receipt.

          (d) Seller and Buyer agree that, for purposes of all required returns or reports with respect to Taxes, the amount of the unused minimum tax credit, if any, under Section 53 of the Code attributable to VER and the Subsidiaries that may be carried forward to taxable periods ending after the Closing Date shall, unless otherwise required by law or regulations, be determined in accordance with the principles of Treasury Regulation (S) 1.1502-79, by comparing the separate unused minimum tax credit carryforward of VER and the Subsidiaries with the sum of the separate unused minimum tax credit carryforwards of all members of the Bell Atlantic Group that have unused minimum tax credits.

          (e) The Bell Atlantic Group will not elect to retain any net operating loss carryovers or capital loss carryovers of VER or any of the Subsidiaries under Proposed Treasury Regulation (S) 1.1502-20(g) or any similar provision of Law.

          10.3  Indemnification for Taxes.

          (a) Seller hereby indemnifies Buyer against and agrees to pay all Taxes imposed and all costs and expenses, including, without limitation, litigation costs and attorneys' and accountants' fees and expenses incurred (all herein referred to as "Tax Losses") as a result of:

          (1) Any liability for or any claim, notice of deficiency or assessment by any Government Authority for any Taxes imposed on Buyer and its affiliates, including VER and the Subsidiaries, that are the responsibility of Seller pursuant to Section 10.2(a); and

          (2) Any misrepresentation or breach of any warranty or obligation of Seller set forth in Section 3.22 or this Article 10; provided, however, that Seller's indemnity obligation for any misrepresentation or breach of any warranty regarding the amount of any Loss Carryovers of VER or any of the Subsidiaries shall be reduced to the extent of any tax benefits realized by Buyer and its affiliates, including VER and the Subsidiaries, as a result of any corresponding increase in the basis of the assets of VER and the Subsidiaries attributable to any reduction in the amount of such Loss Carryovers.

          (b) Buyer hereby indemnifies Seller against all Tax Losses resulting from:

          (1) Any liability for or any claim, notice of deficiency or assessment by any Government Authority for any Taxes imposed on Seller and its affiliates that are the responsibility of Buyer under Section 10.2(b); and

          (2) Any breach of any obligation of Buyer set forth in this Article
10.

          (c) Except as otherwise provided in this Article 10, any amount to which a party is entitled under this Article 10 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated that the Taxes to which such amount relates have been paid or incurred and that provides details supporting the calculation of such amount; provided, however, that no payment of any such amount is required to be made by Seller during any period when Seller is exercising its contest rights under Section 10.6.

          (d) Seller's liability for indemnification pursuant to Section 10.3(a)(2) shall be subject to the Per Claim Threshold requirements of Section 9.6(a) and shall be included in and subject to the Indemnification Cap requirements of Section 9.6(b).

          10.4  Tax Returns.

          (a) Buyer shall prepare, or cause VER and the Subsidiaries to prepare, and submit to Seller all returns or reports of VER and the Subsidiaries (and any partnerships in which VER or any of the Subsidiaries owns an interest and has responsibility for preparing and filing returns or reports) for Taxes for any Pre-Closing Period and for which the due date (with regard to waivers or extensions) of any such return or report is subsequent to the Closing Date. Any such return or report shall be prepared on a basis consistent with returns and reports prepared with respect to VER and the Subsidiaries for prior taxable periods unless otherwise required by applicable law or regulations and shall be submitted to Seller not later than
(i) in the case of any federal or state income tax return, ninety days after the Closing Date and (ii) in the case of any other return or report, thirty days before the due date (with regard to waivers or extensions) of such return or report. Seller is responsible for filing or causing to be filed with the appropriate Governmental Authorities any such returns or reports and for preparing and filing with the appropriate Governmental Authorities any other returns or reports of VER or any of the Subsidiaries (including returns or reports for any partnership referred to above) for Taxes for Pre-Closing Periods. Buyer and its affiliates, including VER and the Subsidiaries, shall cooperate with Seller and its affiliates and shall make available all necessary records and timely take all action necessary to allow Seller and its affiliates to file, or prepare and file, as the case may be, the returns and reports described in this paragraph (including, without limitation, providing or causing to be provided to Seller or its affiliates any powers of attorney that Seller shall request for the purpose of filing any such return or reports).

          (b) Buyer and its affiliates, including VER and the Subsidiaries, are responsible for preparing and filing with the appropriate Governmental Authorities all returns or reports that relate to the Taxes of VER or any of the Subsidiaries other than those described in paragraph (a) of this Section 10.4.

          10.5 Tax Allocation Arrangements. Effective as of the Closing, all liabilities and obligations between VER and the Subsidiaries on the one hand and Seller and its affiliates on the other hand under any tax allocation agreement or arrangement in effect prior to the Closing shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable. Seller and its affiliates shall execute any documents necessary to effectuate the provisions of this
Section 10.5.

          10.6 Tax Proceedings. In the event Buyer or any of its affiliates, including VER and the Subsidiaries, receives any written communication regarding any pending or threatened examination, claim, adjustment or other proceeding with respect to the liability of VER or any of the Subsidiaries for any Taxes which Seller is or may be liable under this Article 10, Buyer shall within ten days notify Seller in writing thereof; provided, however, that the failure to provide such notice shall not release Seller from of its obligations under this
Article 10 except to the extent Seller or its affiliates are materially prejudiced by such failure. As to any such Taxes for which Seller is or may be liable under this Article 10, Seller shall at its expense control, or settle the contest of, such examination, claim, adjustment or other proceeding, unless it notifies Buyer in writing within ten days after receipt of the notice described in the immediately preceding sentence that it desires not to do so. Buyer and its affiliates, including VER and the Subsidiaries, shall cooperate fully with Seller in handling any such tax audit, administrative tax proceeding, or tax litigation. Buyer will provide, or cause to be provided to Seller or its designee, necessary authorizations, including powers of attorney, to control any proceedings which Seller is entitled to control pursuant to this Section 10.6. In addition, regardless of which party is responsible for the payment of the Tax, no tax audit, administrative tax proceeding, or tax litigation which may affect a tax return of Seller or its affiliates for any Pre-Closing Period shall be finally concluded by Buyer or its affiliates, including VER and the Subsidiaries, without the prior consent of Seller, which consent shall not be unreasonably withheld. Further, regardless of which party is responsible for the payment of the Tax, no tax audit, administrative tax proceeding, or tax litigation which may effect a tax return of Buyer and its affiliates, including VER and the Subsidiaries, for any period ending after the Closing Date shall be finally concluded by Seller or its affiliates without the prior consent of Buyer, which consent shall not be unreasonably withheld.

          10.7 Cooperation and Exchange of Information. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return or claim for refund, in determining a liability or a right to refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or its respective affiliates. Buyer and its affiliates will preserve and retain all returns, schedules, work papers and other documents relating to any such returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (with regard to waivers and extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to representatives of Seller and its affiliates upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records as they shall deem necessary. Buyer further agrees to permit representatives of Seller and its affiliates to meet with employees of Buyer and its affiliates, including VER and the Subsidiaries, on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section
10.7. Buyer shall make available, or cause VER or the Subsidiaries to make available, to the representatives of Seller and its affiliates sufficient work space and facilities (to the extent available) to perform the activities described in the two preceding sentences. Any information obtained pursuant to this Section 10.7 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each of the parties shall provide the cooperation and information required by this Section 10.7 at its own expense.

          10.8 Survival. Notwithstanding anything to the contrary in this Agreement, the parties' representations, warranties, covenants, agreements, rights and obligations with respect to any matter covered by Section 3.22 or this Article 10 shall survive the Closing and shall not terminate until one day after the expiration of the statutes of limitations (including all waivers or extensions) applicable to any liability which could arise as a result of or with respect to such matter.

          10.9 Conflict. In the event of a conflict between the provisions of this Article 10 and any other provisions of this Agreement, the provisions of this Article 10 shall control.

          10.10 Treatment of Indemnity Payments. Solely for all Tax purposes, any payments to or from Seller from or to Buyer pursuant to this
Article 10 shall be treated by Buyer and Seller as purchase price adjustments.


                                   ARTICLE 11
                               GENERAL PROVISIONS

          11.1 Expenses. Except as provided in Section 8.2(b) hereof, all fees, commissions and other expenses incurred by Buyer, Seller or VER in connection with the negotiation of this Agreement and in preparing to consummate the transactions contemplated hereby, including the fees and expenses of its respective counsel and other advisors, shall be borne by the party incurring such fee, commission or expense. Buyer agrees that the fees and expenses of Coopers & Lybrand in connection with the preparation of the Audited Balance Sheet shall be paid by VER.

          11.2 Execution in Counterparts; Binding Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          11.3 Disclaimer. In connection with Buyer's investigation of VER and the Subsidiaries, Buyer has received from Seller and its representatives, including, without limitation, Colmen Capital Advisors, Inc., the Confidential Information Memorandum (the "Memorandum") and (ii) certain projections, forecasts and business plan information. Neither Seller nor VER and the Subsidiaries, nor its representatives, including without limitation, Colmen Capital Advisors, Inc., makes any express or implied representation or warranty as to the accuracy or completeness of the information contained in the Memorandum, or such projections, forecasts or plans. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that they are familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such information so furnished to it, and that Buyer shall not have any claim against Seller with respect thereto. Each of Seller, VER and the Subsidiaries expressly disclaims any and all liability which may be based upon such information, errors therein or omissions therefrom. BUYER IS ENTITLED TO RELY SOLELY ON THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND EXCEPT AS EXPRESSLY SET FORTH THEREIN, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY NATURE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE DISCLAIMED, AND NONE SHALL BE IMPLIED.

          11.4 Confidentiality. All information given by any party hereto to any other party shall be considered confidential and shall be used only for the purposes intended. Buyer has previously delivered to Seller a confidentiality agreement dated as of June 10, 1994, the provisions of which are incorporated herein by reference and shall continue to apply for the benefit of Seller, VER and the Subsidiaries as if entirely set forth herein unless and until the Closing occurs. The provisions of this Section 11.4 and of the confidentiality agreement referenced in the preceding sentence shall remain in force and effect notwithstanding any termination of this Agreement under Article 8 hereof.

          11.5 Covenant Not To Compete.

          (a) Seller acknowledges that an important part of the consideration which Buyer will receive in connection with the transactions contemplated hereby is the goodwill of VER and the Subsidiaries and the confidential information thereof. In order that Buyer may enjoy the benefits of such goodwill and such confidential information, subject to subsection (b) of this Section 11.5, Seller agrees that, for a period of five (5) from the Closing Date in the geographical markets in which the businesses of VER and the Subsidiaries are currently conducted, neither Seller nor any affiliate of Seller will, directly or indirectly, alone or in association with any other person, firm, corporation or other business organization, engage in the Vision Business (hereinafter defined).

          (b) Notwithstanding subsection (a) of this Section 11.5, (i) Seller and its Affiliates may own up to 5% of a class of equity securities of a publicly held company engaged in the Vision Business as an investment and (ii) Seller and its Affiliates may acquire an interest in the securities or assets of an entity engaged in the Vision Business, and such business may thereafter continue to operate, if such acquisition is part of a larger acquisition and either the assets engaged in the Vision Business constitute no more that 15% of the total assets acquired (by means of stock or asset acquisition) or the revenues from such Vision

Business, for the last fiscal year preceding the acquisition, constitute no more than 15% of the total revenues from all assets and/or entities acquired.

          (c) The "Vision Business" shall mean any of (i) the business of marketing and selling propane on a retail (residential and/or commercial) or wholesale basis, (ii) the business of hauling petroleum products and by-products by truck, or (iii) the sale of appliances and equipment fueled by propane in connection with (i).

          (d) As a separate and independent covenant, Seller agrees that, for a period of three (3) years from the Closing Date, neither it nor any of its Affiliates will in any way, directly or indirectly, for the purpose of engaging in the Vision Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customer of VER or any Subsidiary as of the Closing Date to take away or interfere or attempt to interfere with any custom, trade, business or patronage of VER or any Subsidiary relating to the Vision Business (except that any business or entity of the type described in (b)(ii) above may continue to compete with VER and the Subsidiaries in the ordinary course), or interfere with or attempt to interfere with any officers, employees, representatives or agents of VER or any Subsidiary, or induce or attempt to induce any of them to leave the employ of VER or any subsidiary.

          (e) The period of time during which Seller and its Affiliates are prohibited from engaging in certain activities pursuant to the terms of this
Section 11.5 shall be extended by the length of time, if any, during which Seller or any of its Affiliates is in breach of the terms of this Section 11.5.

          (f) Seller acknowledges that the failure of Seller or any of its Affiliates to comply with the provisions of this Section 11.5 will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy at law and that, in the event of a failure of Seller or any of its Affiliates so to comply, Buyer and its successors and permitted assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Section 11.5.

          (g) The parties agree that $100,000 of the Purchase Price is allocable to the provisions contained in this Section 11.5.

          11.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice-of-law provisions thereof.

          11.7 Consent to Jurisdiction. Each of the parties to this Agreement, acting for itself and for its successors and permitted assigns, without regard to domicile, citizenship or residence, hereby
(i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement may be brought in the Court of Common Pleas for the County of Philadelphia, Commonwealth of Pennsylvania, the Circuit Court for the County of Clay, State of Missouri, or any court of competent jurisdiction in the State of Delaware or in the United States District Court for the Eastern District of the Commonwealth of Pennsylvania, the Western District of the State of Missouri, or the State of Delaware, (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding, (iii) waives any objection that it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law.

          11.8 Notices. Service of process, and any other notices or other communications required or permitted under this Agreement shall be given in writing and delivered personally, sent by confirmed facsimile transmission, mailed first class or sent by overnight courier guaranteeing next-day delivery, addressed as follows:

               (i)  If to Buyer:

                    FERRELLGAS, INC.
                    One Liberty Plaza
                    Liberty, MO  64068
                    Fax:  816-792-7985
                    Attention:  President

               (ii) with a copy to:

                    Smith, Gill, Fisher & Butts, P.C.
                    1200 Main Street, Suite 3500
                    Kansas City, Missouri  64105
                    Fax:  816-391-7600
                    Attention:  Kendrick T. Wallace, Esq.

                If to Seller:

                    Bell Atlantic Enterprises
                    International, Inc.
                    1717 Arch Street
                    29th Floor East
                    Philadelphia, PA 19103
                    Fax:  215-557-7214
                    Attention:  Chairman and CEO
               with a copy to:

                    Bell Atlantic Corporation
                    1717 Arch Street
                    32nd Floor
                    Philadelphia, PA 19103
                    Fax:  215-963-9195
                    Attention:  Thomas R. McKeough
                                Assistant General Counsel

Notices or communications required or permitted under this Agreement shall be deemed to have been received by the addressee (i) on the date given, if delivered personally or sent by confirmed facsimile transmission, (ii) five days after the date of deposit, if mailed by first class mail and (iii) one day after delivery to a courier, if sent by overnight courier guaranteeing next-day delivery. Either party may change the person, address or facsimile transmission number for service of process upon it or delivery of notices or other communications to it under this Agreement by delivering notice of such change to the other party in accordance with this Section 11.8.

          11.9 Titles and Headings. Titles and headings to Articles and Sections herein, and the Table of Contents to this Agreement, are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.10 Successors and Assigns; Beneficiaries.

          (a) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and its respective successors and permitted assigns; provided, however, that no party shall assign any rights or delegate any of the obligations created under this Agreement without prior written consent of the other party. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. The representations, warranties, covenants and agreements of Seller contained in this Agreement are for the sole benefit of Buyer and are not intended to benefit, and may not be relied upon or enforced by, any other person.

          (b) Notwithstanding anything in Section 11.10(a) to the contrary, (i) Seller acknowledges and agrees that Buyer may transfer or assign its rights and obligations hereunder to an entity owned or controlled by Buyer including, without limitation, Ferrellgas, L.P., a Delaware limited partnership for which Buyer is the general partner ("OLP"); provided that nothing herein shall relieve Buyer of its obligations hereunder; (ii) Seller consents to said transfer or assignment to OLP (the "OLP Transfer") and agrees that all representations, warranties, covenants and conditions of

Seller contained herein will be for the benefit of, and may be relied upon and enforced by, OLP after the OLP Transfer, provided that OLP shall, in connection with the OLP Transfer, become jointly and severally liable to the Seller for the performance of the covenants and agreements of Buyer hereunder to be performed from and after the OLP Transfer.

         11.11 Entire Agreement. This Agreement represents the entire agreement and understanding of the parties with reference to the transactions set forth herein, and no representations or warranties have been made in connection with this Agreement or the transactions contemplated hereby other than those expressly set forth herein or in the Disclosure Schedule, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements (other than the confidentiality agreement referred to in Section 11.4 hereof) between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any proceeding involving this Agreement.

         11.12 Waivers and Amendments. Each of Seller and Buyer may, but shall not be obligated to, by written notice to the others (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by Seller and Buyer.

         11.13 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

             [The remainder of this page left blank intentionally.]

         11.14 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding upon all of the parties hereto, notwithstanding that all such parties are not signatures to the same counterpart.

          IN WITNESS WHEREOF, the parties have executed this Agreement, all as of the day and year first above written.

                              SELLER:

                              BELL ATLANTIC ENTERPRISES
                              INTERNATIONAL, INC.

                                      /s/James H. Brenneman
                              By: ________________________________
                                  Name:  James H. Brenneman
                                  Title: Vice-President--Operations
                                         and Planning


                              BUYER:

                              FERRELLGAS, INC.


                                         /s/ James M. Hake
                              By: ________________________________
                                  Name:  James M. Hake
                                  Title: Vice-President, Acquisitions

                                                                    Annex 1.1(p)

                              NET WORKING CAPITAL

          As used in the Agreement, the term "Net Working Capital" shall mean
(A) the aggregate amount of all current assets of VER and the Subsidiaries, less
(B) the aggregate amount of all current liabilities of VER and the Subsidiaries, as determined in accordance with GAAP on a basis consistent with the preparation of the Balance Sheets (as defined in Section 3.9 of the Agreement), subject to the following adjustments:

          (a) The reserve for bad debts shall not be reduced below $400,000;

          (b) Non-fixed-cost inventory shall be reflected at the lower of cost or market;

          (c) Retiree benefits shall be accrued in accordance with FASB 106;

          (d) Adequate reserves for litigation and environmental matters shall be accrued.

          (e) A reserve of $300,000 shall be accrued for post-closing separation payments.

          (f) A reserve for 50% of the fees to be paid to the external auditor to prepare the Audited Balance Sheet shall be accrued.

          (g) To the extent Seller is assuming liabilities for which reserves exist on VER's or any Subsidiaries' books, such reserves shall be reversed.

          (h) Changes in the accruals for state and federal income tax liabilities (benefits) occurring after June 30, 1994 will be excluded from the computation of Net Working Capital.

                                                                       Annex 5.5


               SCHEDULE OF GOVERNMENTAL AND THIRD PARTY CONSENTS

          1. Seller will use its best efforts to secure the consent of the lessors at Sarasota #270 and Tampa #81 to the assignment of the leases to Ferrellgas, L.P. Failure to secure such consent will not constitute a breach of
Section 5.5.  See Disclosure Schedule, Section 3.12, Annex II, p. 5.

          2. Seller will secure the consent of the City of Jacksonville Beach, Florida, to the sale of the stock of VER if such consent is required pursuant to Ordinance No. 7459. If such consent is required, Seller will use its best efforts to secure consent to the transfer of such franchise to Ferrellgas, L.P. Failure to secure such second consent will not constitute a breach of Section
5.5.  See Disclosure Schedule, Section 3.14, Item 8(b).

          3. All agreements listed on Section 3.28 of the Disclosure Schedule will be terminated on the Closing Date.

                                                            Annex 6.4

                SCHEDULE OF RETAINED OBLIGATIONS AND LIABILITIES

               Each of the following obligations and liabilities shall be retained by Seller:

               Tropicana litigation

               Clean up costs and other expenses arising from environmental contamination at the following sites: (1) Green Bay, Wisconsin, (2) Bradenton, Florida, and (3) Andover, Minnesota.

                               VISION TANK COUNT

                                   June 1994

TANK SIZE    NUMBER OF TANKS  COST PER TANK
- - - - - - - ---------    ---------------  -------------

   -250          10,068         $   50
    250           5,264         $  380
  251-320         1,698         $  420
  321-500        17,614         $  720
 501-1000         6,307         $1,350
  1001-5K            87         $1,500
 5001-10K           104         $2,000

          A tank not located on the premises of VER or any Subsidiary will be deemed to be verified when (1) the delivery person responsible for the delivery of propane to the address at which the tank is shown to be located on the records of VER or the Subsidiaries confirms such tank's existence at such location and (2) VER or the Subsidiary has in its possession a tank lease signed by the owner of the property on which the tank is located (or such other evidence of the ownership of the tank by VER or the Subsidiary, acknowledged by the property owner, as may be reasonably satisfactory to Buyer). Buyer will make reasonable attempts to obtain tank leases or customer acknowledgments that are missing prior to seeking reimbursement from Seller. Buyer will inventory all tanks located on the premises of VER or any Subsidiary.